EXHIBIT 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 17, 2002, relating to the consolidated financial statements, which appears in Alabama National BanCorporation’s Annual Report on Form 10-K for the year ended December 31, 2001.

/s/    PricewaterhouseCoopers LLP

Birmingham, Alabama
December 27, 2002